EXHIBIT 10.1

PHARMAGEN, INC.
CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is entered into on December 9, 2013 (the “Effective Date”) by and between Pharmagen, Inc., a Nevada corporation (the “Company”), and Bagel Boy Equity Group II, LLC, a Nevada limited liability company (the “Consultant”). Each of the Company and the Consultant shall be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to add members to its management team, specifically an Interim-Chief Operations Officer and Chairman of its Board of Directors;

WHEREAS, in addition, the Company desires to identify prospective acquisition candidates that fulfill its strategic plan;

WHEREAS, the Consultant, through individuals acting on its behalf, namely Richard A. Wolpow, has commercial experience in a variety of business segments related to the business of the Company, including operations and knowledge of and relationships with prospective acquisition candidates;

WHEREAS, the Company wishes to engage the Consultant on the terms and subject to the conditions set forth herein; and

WHEREAS, Consultant wishes to provide the Company with consulting services.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. CONSULTING SERVICES

The Company hereby authorizes, appoints and engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement:

A. The Company agrees to designate Richard A. Wolpow (“Wolpow”) as the Company’s Interim-Chief Operations Officer (COO), a position that is not considered to be an executive officer position for purposes of reporting to the Securities and Exchange Commission, and Consultant agrees to make Wolpow available to serve as the Company’s Interim-COO during the term of this Agreement.

B. Consultant will make introductions (whether by written, oral, data, or other forms of communication) to potential acquisition targets of the Company (“Acquisition Targets”) and/or make introductions to persons and entities that may provide the Company with capital financing (“Capital Financing”) (completed Capital Financing transactions or transactions with Acquisition Targets that were originated through introductions provided by Consultant are generally referred to collectively as a “Consultant Transaction” or “Consultant Transactions”).

For purposes of this agreement, “capital financing” shall be defined to include all financing that provides funding for the Company’s business operations, regardless of whether such funding is secured or unsecured, or involves an equity or debt interest in the Company.

C. The Company agrees to make available, and Consultant agrees to fill, one (1) seat on the Company’s board of directors (“Board of Directors”), as Chairman of the Board, during the term of this Agreement. The Company agrees to elect Wolpow to fill this seat and Consultant agrees to make Wolpow available to serve on the Board of Directors during the term of this Agreement.

D. Consultant will work as many hours as Consultant deems necessary.

E. Consultant will primarily perform the foregoing services from Consultant’s home or office but may be required to travel, including travel to the Company’s office.

F. Consultant will generally provide the services during normal business hours from Monday through Friday.

G. Consultant’s day-to-day activities will be determined by Consultant using best efforts to ensure activities are related to business priorities set by the Company.

H. Consultant will submit to the Company, when requested or on a regular periodic basis, complete and accurate reports of the status of Consultant’s efforts.

2. TERM OF AGREEMENT

A. This Agreement shall be in full force and effect for one (1) year beginning on the date hereof (the “Initial Term”). Following the Initial Term, this Agreement will automatically renew for successive one (1) year terms (each a “Renewal Term”) unless terminated by either Party as set forth below. The Initial Term and any Renewal Term may be referred to herein as the term of the Agreement.

B. Subject to subsection C, below, during the Initial Term and any Renewal Term, either Party may terminate this Agreement at any time, with or without cause, with at least ninety (90) days advance notice.

C. Notwithstanding the foregoing, the Company may not exercise its right to terminate the Agreement if there are any “Outstanding Transactions” (defined below).

For purposes of this Agreement, an Outstanding Transaction is defined as any transaction with an Acquisition Target, or a Capital Financing that was contingent on Consultant continuing to work for the Company, that is closed by the Company but the parties have not realized their full liquidation. A party to a transaction is deemed to have “realized their full liquidation” when: (a) in the event of an acquisition, the Company has paid the full cash consideration (not including promissory notes or earn-out provisions) due under the agreement for the acquisition target and the target or the target owners and affiliates have had the opportunity (without respect to holding periods and lock-up agreements) to fully liquidate all stock or other equity consideration received in the acquisition; or (b) in the event of Capital Financing, the investors or lenders have been fully repaid and have had the opportunity (without respect to holding periods and lock-up agreements) to fully liquidate (or otherwise cancelled or terminated) all stock or other equity consideration received as part of the financing.

D. Notwithstanding the foregoing, the Company may terminate this Agreement at any time for Cause. For purposes of this Agreement, “Cause” shall mean (a) the misconduct or neglect on the part of Consultant in the performance of any duties that may be reasonably required; (b) the occurrence of circumstances that make it impossible for the business of the Company to be continued; (c) the sale, merger or other disposition of the Company; or (d) the commission by Consultant of an act of fraud, misappropriation, embezzlement, dishonesty or any crime of moral turpitude. Any compensation owed to Consultant, as set forth in Section 3 below, shall be paid to Consultant within five (5) business days should the Company elect to terminate the Agreement pursuant to this provision.

3. COMPENSATION TO CONSULTANT

The Consultant shall be paid compensation under this Agreement as follows:

A. On the Effective Date, the Company shall issue to Consultant, as a “Commencement Bonus”, warrants to purchase up to three percent (3%) of the outstanding shares of common stock of the Company, the form of which is attached hereto as Exhibit A (the “Commencement Warrants”). The calculation of the number of shares which may be purchased upon exercise of the Commencement Warrants shall be done at the time of exercise, and shall be adjusted for any stock splits or other restructuring. Further, the exercise of the Commencement Warrants shall be subject to two (2) separate milestones, as set forth therein, each of which shall apply to one-half (1/2) of the warrants thereunder, and which must be satisfied prior to their exercise. The Parties understand and agree that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefits from the execution of this Agreement and the ability to announce its relationship with Consultant. Accordingly, the Commencement Bonus constitutes payment for Consultant’s agreement to provide the services contemplated by the Agreement and is a nonrefundable, non-apportionable, and non-ratable retainer and is not a prepayment for future services.

B. During the term of this Agreement, the Company shall pay Consultant fifteen thousand dollars ($15,000.00) per month (“Consulting Fee”) beginning on the first day of the first full calendar month following the execution of this Agreement by the Parties. The Consulting Fee shall be paid by the Company, on a quarterly basis, by executing and delivering a Warrant Agreement to Consultant. The Warrant Agreement, the form of which is attached hereto as Exhibit B (the “Consulting Warrants” and, together with the Commencement Warrants, the “Warrants”), shall provide Consultant with cashless warrants exercisable into the Company’s common stock. The number of shares to be issued shall be based on any Consulting Fee that is then due and owing and calculated using the Conversion Price on the date the warrants are exercised, except that the Warrants cannot be exercised within six (6) months of the date hereof (“Exercise Date”).

The “Conversion Price” shall be the greater of: (i) the Variable Conversion Price (defined below) and (ii) the Fixed Conversion Price (defined below) (subject, in each case, to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities or the securities of any subsidiary, combinations, recapitalization, reclassifications, extraordinary distributions and similar events). The “Variable Conversion Price” shall mean 50% multiplied by the Market Price (defined below). “Market Price” means the average of the lowest five (5) Trading Prices (defined below) for the Company’s common stock during the ten (10) Trading Day period ending on the last complete Trading Day prior to the Exercise Date. “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) designated by Consultant (i.e. Bloomberg) or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by OTC Markets Group, Inc. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Company and Consultant. “Trading Day” shall mean any day on which the Company’s common stock is tradable for any period on the OTCBB, or on the principal securities exchange or other securities market on which the common stock is then being traded. The “Fixed Conversion Price” shall mean $0.05.

The Consulting Fee may be paid in cash if both Parties so agree. The Company shall receive a twenty five percent (25%) discount on any Consulting Fees paid in cash.

C. Notwithstanding the foregoing, in no event shall Consultant be entitled to exercise any portion of the Warrants if the number of shares of Common Stock issuable upon the exercise of the portion of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Consultant and its affiliates of more than 9.99% of the outstanding shares of Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, provided, further, however, that the limitations on conversion may be waived by Consultant upon, at the election of Consultant, not less than 61 days’ prior notice to the Company.

If the Company enters into an agreement for the sale of all or substantially all of its assets, or a transaction that will result in the voting control of the Company changing from one party or group of affiliated parties to another party or group of affiliated parties, then the Company agrees to give Consultant sufficient advance notice to exercise his waiver rights hereunder.

D. During the term of this Agreement, the Company shall compensate Consultant for making Wolpow available to serve on the Board of Directors, as contemplated in Section 1(C) above (“Director’s Fee”). The Director’s Fee shall accrue and be payable on the same terms and in the same amount as the Company compensates other members of the Board of Directors for the services provided by them to the Company in their capacity as members of the Board of Directors.

E. During the term of this Agreement, the Company shall compensate Consultant for any closed Consultant Transactions or Non-Consultant Transactions (the “Commission Fee”). The Commission Fee, for each transaction contemplated herein, shall be equal to three percent (3%) of the “Aggregate Consideration” (defined below) for all Non-Consultant Transactions and five percent (5%) of the Aggregate Consideration for all Consultant Transactions.

For purposes of this Agreement, the Aggregate Consideration is defined as: (a) in the event of an acquisition, the total fair market value on the date of payment of all sale proceeds and other consideration contributed, paid or payable directly and indirectly by Company in connection with the acquisition, including cash, notes, options, warrants, securities or other property, consulting arrangements and covenants not to compete, debt and other obligations assumed, and any other form of consideration, including contingent consideration, and (b) in the event of Capital Financing, the total capital received by the Company, its beneficiaries, or designees.

To the extent the Aggregate Consideration consists of contingent payment obligations (whether or not related to future earnings or operations), for purposes of measuring the Commission Fee, the Aggregate Consideration deemed paid at closing will include One Hundred Percent (100%) of the face value of such contingent payments, without regard to whether the conditions for payment of such contingent amounts will be satisfied.

The Commission Fee shall be paid by Company when the Aggregate Consideration is (a) paid to an acquisition target or (b) received by the Company in the event of Capital Financing, whichever is applicable. The Commission Fee shall be payable in cash or the Company’s common stock, or a combination thereof, based on the agreement of the Parties. If the Company’s common stock is used to pay any portion of a Commission Fee, the number of shares owed shall be calculated using the same price as the applicable transaction.

F. During the term of this Agreement, Consultant shall participate in any bonus programs in which other members of the Company’s management team participate, and at similar compensation levels.

G. Consultant shall be reimbursed for pre-approved, actual authorized business and travel expenses. Consultant will submit expense reports with supporting receipts for reimbursement, and the Company shall remit reimbursement payments within fifteen (15) days of receipt of Consultant’s expense reports.

4. REPRESENTATIONS AND WARRANTIES OF CONSULTANT

Consultant represents and warrants to and agrees with the Company that:

A. This Agreement has been duly authorized, executed and delivered by Consultant. This Agreement constitutes the valid, legal and binding obligation of Consultant, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally;

B. The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Consultant is a party, or violate any order, applicable to Consultant, of any court or federal or state regulatory body or administrative agency having jurisdiction over Consultant or over any of its property, and will not conflict with or violate the terms of Consultant's current employment or any consulting agreements to which Consultant is a party; and

C. Consultant will promptly disclose to the Company any third party with which Consultant may have a potential or actual conflict of interest, and will further disclose to any such third party reasonably requested by the Company, the existence of Consultant’s relationship with the Company pursuant to this Agreement. Consultant shall provide copies of all such disclosure to the Company.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants, covenants to and agrees with Consultant that:

A. This Agreement has been duly authorized, and executed by the Company and is a binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally.

6. INDEPENDENT CONTRACTOR

Both the Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of the Company. Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions.

Consultant shall pay all costs of sub-contractors and Consultant’s employees incurred in connection with this Agreement.

7. NOTICES

Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered or sent via facsimile, or any other method of traceable delivery (including Federal Express), correctly addressed to the addresses of the Parties indicated below or at such other address as such Party shall in writing have advised the other Party.

If to the Company:	Pharmagen, Inc. 9337 Fraser Avenue Silver Spring, MD 20910 Facsimile: (___)___________ Attn: Mackie A. Barch, CEO

If to Consultant:	Bagel Boy Equity Group II, LLC 408 40th Street Newport Beach, CA 92663 Facsimile: (949) 631-1981

8. ASSIGNMENT

This contract shall inure to the benefit of the Parties hereto, their heirs, administrators and successors in interest. This Agreement shall not be assignable by either Party hereto without the prior written consent of the other.

10. CHOICE OF LAW AND VENUE

This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any Party hereto shall be brought within the State of California, County of Orange.

11. ENTIRE AGREEMENT

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the Parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

12. SEVERABILITY

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

13. CAPTIONS

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the Parties, and shall not affect this Agreement or the construction of any provisions herein.

14. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

15. MODIFICATION

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all Parties hereto.

16. ATTORNEYS FEES

Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

17. NON-COMPETE AND CONFIDENTIALITY

A. Consultant shall not, during the term of this Agreement, for any reason, without the express written consent of the Company, either directly or indirectly: (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, promoter, agent of, consultant for or otherwise, any business which is competitive with the business of the Company or any of its subsidiaries; (ii) for its own account or for the account of any other person or entity, interfere with the Company’s relationship with any of its suppliers, material customers, accounts, brokers, representatives or agents; (iii) call on, solicit, or take away any of Company’s customers or potential customers, either for Consultant or for any other person or entity; or (iv) solicit or take away or attempt to solicit or take away any of Company’s employees or contractors either for Consultant or for any other person or entity.

B. For purposes of this Agreement, “Confidential Information” shall mean any and all information, in any form or medium, concerning or relating in any way to the Company or any of its affiliates or subsidiaries, or any of their businesses, operations, technology or financial affairs or the services to be provided hereunder, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, and lists of or identifying information about actual or potential customers or suppliers, whether or not reduced to writing, certain unpatented information relating to the research and development, manufacture or serving of the Company's products, information concerning proposed new products, market feasibility studies and proposed or existing marketing techniques or plans and any other information of the Company or its affiliates or its subsidiaries that is confidential, special, unique, proprietary, or gives the Company, its affiliates or subsidiaries a competitive advantage and/or significantly enhances any of their goodwill, whether designated confidential or not, and/or whether written, oral or obtained by viewing the Company’s or any of its affiliate’s or subsidiary’s premises, data and/or information.

Confidential Information is the sole property of the Company and constitutes confidential trade secrets of the Company, to be held by the Consultant in trust and solely for the Company’s benefit. The Consultant agrees that, except as required under this Agreement, it will not publish, reproduce, disclose or make any use of any such Confidential Information unless (i) the Company authorizes the publication or disclosure of such information in writing; or (ii) the Consultant is required by law to disclose, but the Consultant shall first give notice to the Company so that the Company may seek a protective order requiring that the information and/or documents to be disclosed be used only for the purposes for which the order was issued.

The Consultant agrees to take at least the same precautions to ensure the protection, confidentiality, and security of the Confidential Information entrusted to it as it would to protect its own confidential information, but in no event less than a reasonable standard. The Consultant shall also limit the access to such Confidential Information to only those persons having a need to know, and such persons shall be instructed concerning their obligations to maintain confidentiality. The Consultant shall return to the Company all Confidential Information, or destroy and certify such destruction of all Confidential Information, promptly upon the Company’s request. The Consultant acknowledges that monetary damages may not alone be a sufficient remedy for unauthorized disclosure of Confidential Information. The Consultant further agrees that the Company shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Further, the Consultant acknowledges and agrees that if there is a breach or threatened breach of the provisions of this section, then the Company will be irrevocably harmed and entitled to a temporary restraining order, injunction, and/or other equitable relief against the commencement or continuance of such breach without the requirement of posting a bond or proving injury as a condition of relief.

18. REPRESENTATION.

The Parties acknowledge that this agreement was prepared by the law firm of Clyde Snow & Sessions, which represents both parties in their general corporate and securities matters. The Parties further acknowledge and agree that the terms and conditions of the agreement was reached between them, and that Clyde Snow & Sessions acted only as a drafter of this Agreement and did not represent either party in connection herewith. Any conflict of interest in acting as a drafter of this Agreement is hereby waived by the Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

“Company”		“Consultant”

Pharmagen, Inc.,		Bagel Boy Equity Group II, LLC,
a Nevada corporation		a Nevada limited liability company

/s/ Mackie A. Barch		/s/ Richard A. Wolpow
By:	Mackie A. Barch	By:	Richard A. Wolpow
Its:	Chief Executive Officer	Its:	Manager

Exhibit A
Commencement Warrants

Exhibit B

Consulting Warrants